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                                                     THE BEAR STEARNS COMPANIES INC.
                                    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                       EXHIBIT 12
                                                     (In thousands, except for ratio)

                         (Unaudited)     (Unaudited)
                         Three-Months    Three-Months     Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year      Fiscal Year
                           Ended            Ended            Ended         Ended           Ended          Ended            Ended
                     February 25,2000 February 26,1999  June 30, 1999  June 30, 1998  June 30, 1997   June 30, 1996    June 30, 1995
                        ------------------------------------------------------------------------------------------------------------
Earnings before taxes
    on income            $ 453,803        $ 369,830      $ 1,064,108     $ 1,063,492     $ 1,013,690       $ 834,926       $ 388,082
                        ----------      -----------      -----------    ------------   -------------   -------------   -------------

Add:   Fixed Charges
        Interest         1,181,959          828,943        3,379,914       3,638,513       2,551,364       1,981,171       1,678,515
        Interest factor
          in rents           7,722            8,278           31,363          30,130          26,516          25,672          24,594
                        -----------     -----------      -----------    ------------   -------------   -------------   -------------

    Total fixed charges  1,189,681          837,221        3,411,277       3,668,643       2,577,880       2,006,843       1,703,109
                        -----------     -----------      -----------    ------------   -------------   -------------   -------------

Earnings before fixed
   charges and taxes
   on income           $ 1,643,484      $ 1,207,051      $ 4,475,385     $ 4,732,135     $ 3,591,570     $ 2,841,769     $ 2,091,191
                        ===========     ===========      ===========    ============   =============   =============   =============

Ratio of earnings to
     fixed charges             1.4              1.4              1.3             1.3             1.4             1.4             1.2
                        ===========     ===========      ===========    ============   =============   =============   =============



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